UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 23, 2008

THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	1-9148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court
Richmond, VA 23226-8100
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17   CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17   CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

    On July 23, 2008, The Brink’s Company (the “Company”) and certain of its domestic subsidiary guarantors (the “Guarantors”) entered into a $135 million letter of credit agreement (the “Credit Agreement”) with ABN AMRO Bank N.V. (“ABN”).  The Credit Agreement provides for the Company to request letters of credit denominated in U.S. Dollars or in any other Approved Currency (as defined in the Credit Agreement), including “evergreen” letters of credit, which include automatic renewal provisions, and revolving letters of credit, which include automatic provisions for the increase or reinstatement of the face amount of the applicable letter of credit, to be issued by ABN to the Company and to certain of its subsidiaries.  Additionally, the Credit Agreement provides that certain outstanding letters of credit, in an aggregate principal amount of $131,388,000, issued pursuant to the Credit Agreement, dated November 18, 2004, between the Company and ABN (the “SELOC Facility”) will be deemed to become outstanding letters of credit under the Credit Agreement once the Credit Agreement becomes effective.  The Credit Agreement will not become effective until the later of August 13, 2008 and the date on which certain conditions precedent are satisfied or waived by ABN, including ABN having received notification of the Company’s election to terminate the SELOC Facility.

    Under the Credit Agreement, the Company will pay ABN (1) a letter of credit fee and (2) a commitment fee on the unused commitment under the Credit Agreement.  Both of these fees will be based on the ratings assigned from time to time by Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services to the Company’s senior, unsecured long-term, non-credit-enhanced debt for borrowed money.  Standard amendment, negotiation and other fees will also be payable.

    The Credit Agreement contains representations, warranties, terms and conditions customary for transactions of this type.  These include covenants limiting the ability of the Company and its Restricted Subsidiaries (as defined in the Credit Agreement) to (1) incur liens on assets or properties, (2) dispose of capital stock or debt of any Restricted Subsidiary (as defined in the Credit Agreement), or dissolve, merge or sell all or substantially all of its assets, (3) enter into certain transactions with affiliates, (4) make acquisitions, (5) enter into sale and leaseback transactions and (6) make certain investments.  The Credit Agreement also contains financial covenants that require the Company’s Leverage Ratio (as defined in the Credit Agreement) as of the end of each fiscal quarter not to exceed 60% and the Company’s Interest Coverage Ratio (as defined in the Credit Agreement) as of the end of each fiscal quarter to be not less than 3.00 to 1.00.

    The Credit Agreement contains certain events of default, including (1) failure to pay when due any amount payable under the Credit Agreement, (2) material incorrectness of representations and warranties when made, (3) breach of covenants, (4) bankruptcy and insolvency of the Company or any Guarantor, (5) entry by a court of one or more judgments against the Company, any Guarantor or any of their respective subsidiaries in an aggregate amount of at least $25 million that remain undischarged, unvacated or unstayed for 30 days after the entry thereof, (6) default on any other debt of the Company or any Guarantor in an aggregate amount of at least $25 million that causes an acceleration of such debt, (7) failure to pay when due any other debt in an aggregate amount of at least $25 million and (8) default on any payment obligation to ABN by any subsidiary of the Company in an aggregate amount of at least $5 million or any material breach by any subsidiary of the Company of any agreement between such subsidiary and ABN.

    If any event of default occurs and is not cured within applicable grace periods set forth in the Credit Agreement or waived, (1) all amounts payable under the Credit Agreement could become due and immediately payable, (2) ABN could require the Company to pay an amount equal to the maximum amount then available to be drawn under all letters of credit outstanding as security for letters of credit then outstanding and (3) the facility could be terminated.

    ABN’s commitment under the Credit Agreement terminates on the earliest of the following: (1) July 23, 2011; (2) at the option of ABN, the occurrence and continuation of any event of default under the Credit Agreement or (3) the date of termination specified by the Company.

    The Company and its affiliates regularly engage ABN to provide other banking services.  All of these engagements are negotiated at arm’s length.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    The information required by this item is included in Item 1.01 and incorporated herein by reference.

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SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BRINK’S COMPANY
(Registrant)

Date: July 28, 2008	By: /s/ Austin F. Reed
Austin F. Reed
Vice President and Secretary

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